Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Finance & Investor Relations
(205) 944-1312

HIBBETT ANNOUNCES COMPLETION
OF ACQUISITION BY JD SPORTS FASHION PLC

BIRMINGHAM, Ala. (July 25, 2024) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today announced the completion of the Company’s acquisition by JD Sports Fashion plc (“JD”), effective July 25, 2024.

Hibbett is now part of JD and will cease to be a stand-alone publicly traded company.  Mike Longo will continue as President and Chief Executive Officer of Hibbett and Jared Briskin will assume the role of Chief Operating Officer.  The Company will maintain its corporate headquarters in Birmingham, Alabama.

Commenting on the completion of the transaction, Mr. Longo stated, “We are excited to complete this transaction and join JD.  Hibbett and City Gear will continue to have significant growth opportunities thanks to our strong vendor relationships with highly coveted brands, best-in-class omni-channel platform and efficient supply chain operations.  In addition, our store footprint is complementary and incremental to the other existing JD locations in North America.  Above all, we will continue to provide an outstanding consumer experience in underserved communities by offering a unique and compelling product mix that appeals to our fashion-conscious shoppers.”

About Hibbett, Inc.
Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,169 Hibbett, City Gear and Sports Additions specialty stores located in 36 states nationwide as of May 4, 2024. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

About JD Sports Fashion plc
Founded in 1981, the JD Group (“JD”) is a leading global omnichannel retailer of Sports Fashion brands. JD provides customers with the latest athleisure fashion through working with established and new brands to deliver products that our customers most want, across both footwear and apparel. The vision of JD is to inspire the emerging generation of consumers through a connection to the universal culture of sport, music and fashion. JD focuses on four strategic pillars: JD brand first, first priority, first in the world; leveraging complementary concepts to support JD global expansion; moving beyond physical retail by building the right infrastructure and creating a lifestyle ecosystem of relevant products and services; and doing the best for its people, partners and communities. JD is a constituent of the FTSE 100 index and had 3,300 stores worldwide at 4 May 2024.